Exhibit 99.1

For Immediate Release

UQM Technologies Signs Definitive Agreement to be Acquired by Danfoss

UQM Stockholders to Receive $1.71 per Share in Cash;

Conference Call January 22, 2019 at 8:30 a.m. Eastern

LONGMONT, COLORADO, JANUARY 21, 2019 — UQM Technologies, Inc. (NYSE American: UQM) (“UQM” or the “Company”), a developer of alternative energy technologies, today announced that it has entered into a definitive merger agreement with the Danfoss Power Solutions (US) Company, a wholly-owned subsidiary of Denmark-based Danfoss A/S (“Danfoss”), under which Danfoss will acquire all outstanding common shares of UQM for $1.71 per share in an all-cash transaction valued at approximately $100 million, including the assumption of UQM’s debt. Danfoss, a privately-owned multinational company with reported sales of €5.8 billion in 2017 (2018 full year results to be released on February 28), is a leading manufacturer of hydraulic systems, drives, motors, and components for the automotive, aerospace, HVAC, and energy industries. The merger anticipates that UQM will become part of the Danfoss Power Solutions segment.

The cash consideration represents a premium of approximately 52.5% over UQM’s closing share price on January 18, 2019 and a 71.4% premium to its weighted average trading price over the trailing 60 days. The transaction will be funded with Danfoss’ cash on hand and is not subject to any financing condition. The merger agreement was unanimously agreed to by the Boards of Directors of both UQM and Danfoss; GDG Green Dolphin, LLC — which holds approximately 7.4% of the issued and outstanding shares of UQM — and all UQM directors and officers have executed Voting and Support Agreements in favor of the acquisition. Closing of the transaction is subject to approval by two-thirds of UQM shareholders and by the Committee on Foreign Investment in the United States (“CFIUS”) as well as other customary closing conditions.

Joe Mitchell, UQM Technologies’ President and Chief Executive Officer, stated, “We believe UQM will be an excellent addition to Danfoss as our products, business model, strategy and focus are closely aligned. Being part of a larger global enterprise will greatly improve our position to compete with other international players, open doors to new markets, and provide critical resources for UQM to continue developing the highly-engineered electric propulsion products we’re known for today. We believe the transaction positions UQM well for the future — particularly in key geographies such as China and India, where Danfoss already operates — and provides an attractive return for our shareholders. We’re proud of our many accomplishments and look forward to a future with Danfoss, with which we can enhance service for our customers, invest in technology, and adapt to the ever-changing dynamics of our core markets.”

Kim Fausing, President & CEO of Danfoss, added, “It is a great pleasure to announce this transaction with UQM, which will position Danfoss for even stronger performance in the industries we serve. We see fast-growing demand for electric solutions within buses and trucks, off-highway vehicles, and marine markets in response to the more stringent emission regulations being imposed — stimulating interest in the efficiency and productivity gains our

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

solutions bring. With an established North American presence, UQM will complement our global sales and manufacturing footprint nicely, further cementing our strong position in the marine as well as on- and off-highway markets. I look forward to welcoming the UQM team to Danfoss and our business.”

The transaction is expected to close in the second quarter of 2019, subject to approval by UQM’s shareholders and CFIUS.

Conference Call

The Company will host a conference call tomorrow, January 22, 2019 at 8:30 a.m. Eastern Time to discuss the pending transaction. To attend the conference call, please dial 888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the conference ID “6215898” to access the call. International callers should dial +1 647-427-3411. The call will also be webcast (audio) live and accessed from the company’s website at www.uqm.com/investors, and select “webcasts.” Parties listening via the webcast will be in a “listen-only” mode. Please log onto UQM’s website ten minutes prior to the start of the webcast to register.

The presentation will be made available for replay on the company’s website under the Investors section. To register, click here or visit www.uqm.com, click on the Investor tab and select “Shareholder Update Webcast”. A webcast (audio) replay will be available two hours following the live event and can be accessed and replayed at any time.

Advisors

Greenhill & Co. is acting as financial advisor and Winston & Strawn is acting as legal advisor to Danfoss. Polsinelli is acting as legal advisor to UQM, and Duff & Phelps provided a fairness opinion to UQM’s board of directors.

About Danfoss

Danfoss is a multi-industry technology provider divided into four business segments: Danfoss Power Solutions, Danfoss Cooling, Danfoss Drives, and Danfoss Heating. Danfoss Power Solutions is a leading player in hydraulic systems and components for powering off-highway machinery. Danfoss Cooling is a market leader in the air-conditioning and refrigeration industry. Danfoss Drives’ key expertise lies in low-voltage AC drives, power modules, and stacks for a number of industries. Danfoss Heating enjoys leading positions within residential heating, commercial heating, and district energy.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, UQM shareholders may not approve the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals may not be obtained, may be delayed or may be made subject to additional terms; closing of the transaction may not occur or may be delayed, either as a result of delays in approvals, litigation related to the transaction or otherwise; financial results, including sales, operating costs, and other costs may be may be negatively impacted, and relationships with employees, customers and suppliers may be disrupted or impacted at a level greater than expected;, gaining required certifications, new product developments, future orders to be received from our customers,  and expected sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry may be delayed or fail to meet expectations. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com or at www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company plans to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available), may be obtained free of charge at the SEC’s website (www.sec.gov) or, without charge, from the Company by mail or online from the Company’s website at www.uqm.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company stockholders with respect to the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other materials supplied by the Company.

Company Contacts:

Chris Witty

UQM Investor Relations

646-438-9385

cwitty@darrowir.com

or

David Rosenthal

UQM Technologies, Inc.

303-682-4900

investor@uqm.com

Source: UQM Technologies, Inc.